                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                       GREAT LAKES CHEMICAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                        GREAT LAKES CHEMICAL CORPORATION
                            WEST LAFAYETTE, INDIANA
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 1997

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of GREAT LAKES CHEMICAL CORPORATION (the "Corporation") will be held at the University Place Conference Center and Hotel, 850 W. Michigan, Indianapolis, Indiana, on Thursday, May 1, 1997, at 11:00 a.m. (Eastern Standard Time) for the following purposes:

     1.    To elect three directors to serve until the 2000 Annual Meeting; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 3, 1997, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A proxy statement, form of proxy and a copy of the annual report of the Corporation for the year 1996 are enclosed.

                                          By Order of the Board of Directors,

                                          MARY P. MCCLANAHAN
                                          Secretary

March 28, 1997

                             YOUR VOTE IS IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO INDICATE YOUR VOTE ON THE ENCLOSED PROXY, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        GREAT LAKES CHEMICAL CORPORATION
  ONE GREAT LAKES BOULEVARD, P.O. BOX 2200, WEST LAFAYETTE, INDIANA 47906-0200

                            ------------------------

                                PROXY STATEMENT
                                 March 28, 1997
                                      For
                         Annual Meeting of Shareholders
                           To be Held on May 1, 1997

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Corporation"). It is for use only at the Annual Meeting of the Shareholders to be held on May 1, 1997, and at any adjournment thereof.

     As of March 3, 1997, the record date of the meeting, 60,124,619 shares of Common Stock of the Corporation were outstanding, and each share is entitled to one vote. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting.

     Any shareholder executing a proxy retains the right to revoke it at any time prior to its use at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the corporate secretary, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     The election of Directors requires a plurality of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. A withheld vote will have no effect on the outcome of the election. If no voting instruction is given, the accompanying proxy will be voted FOR such election. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THESE NOMINEES AS DIRECTORS.

     A quorum will exist if the shares present (including broker non-votes) constitute a majority of the outstanding shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Corporation provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board is currently comprised of nine members, divided equally into three classes. Unless otherwise instructed the proxy holders will vote the proxies received by them for the three nominees, Martin M. Hale, Richard H. Leet and Jay D. Proops, for three-year terms to expire at the Annual Meeting in 2000 and until their successors are duly elected and qualified. Nominees Hale, Leet and Proops are currently serving as directors and have consented to serve for the new term. Although the nominees are not expected to decline or be unable to serve as directors, in each such event, the persons named in the enclosed proxy will vote for another candidate nominated by the Board, and discretionary authority to do so is included in the proxy.

     Information in the biographies that follow is current as of March 1, 1997. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals maintain their principal occupation or employment, is a parent, subsidiary or affiliate of the Corporation.

NOMINEES TO SERVE UNTIL THE 2000 ANNUAL MEETING

     MARTIN M. HALE  Director since 1978. (1), (4), (5), (6)

     Mr. Hale, 56, nonexecutive chairman of the Board, is executive vice president and director of Hellman Jordan Management Co. Inc., a registered investment advisor specializing in asset management and a wholly owned subsidiary of United Asset Management Company. Prior to 1983, he was president and chief executive officer of Marsh & McLennan Asset Management Company. He also serves as a director of the Student Conservation Association; as chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston; and as a trustee of The Museum of Fine Arts.

     RICHARD H. LEET  Director since 1994. (2), (3), (4)

     Dr. Leet, 70, retired as vice chairman and director of Amoco Corporation in 1991 following a lifelong career with Amoco which included service as president of Amoco Chemicals Company. Dr. Leet serves as a director of Illinois Tool Works Inc. and Vulcan Materials Company, as vice chairman of the Foundation Board of The Ohio State University, and as a trustee of Brenau University, Gainesville, Georgia. He is also currently a member of the Executive Board of the National Council of The Boy Scouts of America which he led as president in 1990-1992. Previously he served as chairman of the board of both The Industrial Health Council and the YMCA of Metropolitan Chicago.

     JAY D. PROOPS  Director since 1996. (2), (5), (6)

     Mr. Proops, 55, is the retired co-founder and former vice chairman of The Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, he served as its president and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Company and Esmark Inc. He currently serves as a member of the Board of Trustees of The Allendale Association, as a director of The Lincoln Park Zoological Society, as a trustee of Daniel Webster College and as a board member of AMCOL International.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING

     EVAN BAYH  Director since February 1997.

     Mr. Bayh, 41, a partner in the law firm of Baker & Daniels in Indianapolis, Indiana, served as Governor of Indiana for two consecutive terms, stepping down in February 1997. He also served as Secretary of State for Indiana prior to his election as governor. Mr. Bayh currently serves on the boards of Eli Lilly and Company, Indianapolis Life Insurance Company, Fortis Inc. and Dominick's Finer Foods Inc.

     THOMAS M. FULTON  Director since 1995. (2), (3), (5)

     Mr. Fulton, 63, serves as president and chief executive officer of Landauer Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals Inc. Mr. Fulton also serves on the boards of The Advocate South Suburban Hospital and the Bethel Community Facility and as chair of the board of the Chicago Theological Seminary.

     ROBERT B. MCDONALD  Director since 1994. (3), (4), (5), (6)

     Mr. McDonald, 60, was named chief executive officer and president of the Corporation in 1994. During his 29-year career with Great Lakes, he has served in a number of senior management positions. He is involved with several professional organizations, including The Chemical Manufacturers Association, and serves on Purdue University's Advisory Board for The Institute of Applied Neurology and the Dean's Advisory Council for the Krannert School of Management. Mr. McDonald also serves as a director of The Lafayette

Life Insurance Company, is affiliated with the Cystic Fibrosis Foundation and is active in local and civic philanthropic organizations.

DIRECTORS SERVING UNTIL THE 1998 ANNUAL MEETING

WILLIAM H. CONGLETON  Director since 1973. (1), (5), (6)

     Mr. Congleton, 75, is a general partner of Palmer Partners L.P., a private investment partnership. Mr. Congleton also serves as a trustee of The Lahey Hitchcock Clinic, and as an overseer of the Boston Symphony Orchestra, the New England Conservatory of Music, the WGBH Educational Foundation and the Newell Health Care System.

     JOHN S. DAY  Director since 1975. (1), (2), (4), (6)

     Dr. Day, 79, is vice president and dean emeritus of Purdue University, having previously been the Herman C. Krannert Professor of Management. Until 1983, he served as vice president for Development of Purdue University and until 1979 served as dean of the Krannert School of Management at Purdue University.

     LOUIS E. LATAIF  Director since 1995. (1), (2), (3)

     Mr. Lataif, 58, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Company which included positions as vice president and general manager of Ford Division, vice president North American Sales Operations, president of Ford of Europe and corporate vice president of Worldwide Quality and Marketing. Dean Lataif also serves on the boards of Bank Audi USA, Autocraft Industries, Unitrode Corporation, The Lahey-Hitchcock Clinic and TAD Resources International.
-------------------------

(1) Audit Committee
(2) Compensation and Incentive Committee
(3) Environmental, Safety and Health Committee
(4) Executive Committee
(5) Finance Committee
(6) Succession Planning Committee

                            DIRECTORS' COMPENSATION

RETAINER, COMMITTEE AND MEETING FEES

     Nonemployee directors receive compensation for their services in the form of an annual retainer, committee chair and meeting fees, and, until January 1, 1997, were entitled to payments following retirement under the Directors' Retirement Plan.

     All directors, except Mr. McDonald, receive an annual retainer of $26,000. An additional $2,000 is paid annually to directors chairing one or more committees. The nonexecutive chairman of the Board also receives an annual retainer of $100,000 in recognition of his expanded responsibilities. All nonemployee directors receive $1,000 per day for attendance at Board or committee meetings and, with the exception of the chairman, for special assignments. Nonemployee directors also receive $1,000 per day for participating in telephone conference meetings of the Board or of its committees. The fees paid to directors are reviewed each year based on industry surveys of fees paid to directors in similarly sized industrial and specialty chemical companies.

RETIREMENT

     In January 1997, the Board voluntarily resolved to replace the existing cash Directors' Retirement Plan for nonemployee directors with a new Nonemployee Directors' Deferred and Long-Term Compensation Plan ("Deferred and Long-Term Compensation Plan") pursuant to which phantom stock units will be issued. The

Board made this decision to align director compensation more closely with shareholder interests. Two long-service, nonemployee directors were given the option to elect to continue to be covered by the Directors' Retirement Plan, or to convert the present value of their retirement benefits accrued under the Directors' Retirement Plan into phantom stock units under the Deferred and Long-Term Compensation Plan. Dr. Day elected to continue under the old plan and will not receive any phantom stock units under the new plan. All of the other nonemployee directors serving in 1996 elected to have the present value of their accrued retirement rights under the old plan converted to phantom stock units under the Deferred and Long-Term Compensation Plan. The present value of these accrued benefits were converted to phantom stock units based on the closing price of the Corporation's Common Stock on December 31, 1996. Cash dividends, stock dividends, stock splits and similar distributions will apply to the phantom stock units and be credited to a director's account. All phantom stock units become fully vested after five years of service. All directors who elected to participate in the Deferred and Long-Term Compensation Plan were credited for service as a director prior to their enrollment in the new plan. Upon a change in control of the Corporation, the value of each director's phantom stock account (in full, if vested, or prorated if held for less than five years) will be distributed in cash. Upon retirement or resignation, each nonemployee director can elect to receive vested benefits either as a single lump-sum payment, or in annual installments over 10 years. The value of each phantom stock unit will be determined on the relevant date by the fair market value of the Corporation's Common Stock. Directors who have already retired will continue to receive their retirement benefits.

DEFERRED COMPENSATION PLAN

     Under the Deferred and Long-Term Compensation Plan, each nonemployee director may elect, at the time he joins the Board or prior to the commencement of subsequent calendar years, to have all or some of his cash compensation credited to a deferred compensation account. Amounts credited to this account will accrue interest equal to 90 percent of the prime interest rate of The Chase Manhattan Bank, or at such other rate as may be adopted from time to time by the Compensation and Incentive Committee of the Board. Such deferrals will be distributed to the director at the time he retires or resigns from the Board.

OTHER PROGRAMS

     The Corporation provides each nonemployee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

                       DIRECTORS' MEETINGS AND COMMITTEES

     The Corporation has Audit; Compensation and Incentive; Environmental, Safety and Health; Executive; Finance; and Succession Planning Committees, the members of which are as shown in the preceding presentation. During 1996, the Board met eight times. Each of the directors attended more than 98.3 percent of the aggregate of the total number of Board and committee meetings he was required to attend.

     The Audit Committee, which met twice during 1996, reviews the adequacy of internal controls and the work of the independent and internal auditors, consults with the independent public accountants concerning the audit report and the related management letter, and makes recommendations to the Board concerning the selection of independent accountants.

     The Compensation and Incentive Committee, which met five times during 1996, makes recommendations to the Board with respect to compensation for the Corporation's executives and administers the Corporation's employee stock option plans.

     The Environmental, Safety and Health Committee, which met three times during 1996, assesses the Corporation's environmental, safety and health policies and performance, and makes recommendations to the Board and management regarding promoting and maintaining standards of performance.

     The Executive Committee, which met twice during 1996, is empowered to act for the Board, with certain restrictions, on behalf of the Corporation.

     The Finance Committee, which met once during 1996, and includes officers Jeffares and Ferguson in addition to Board members, reviews the financial affairs of the Corporation and presents recommendations for action to the Board.

     The Succession Planning Committee, which met four times during 1996, monitors and evaluates the Corporation's management resources, structure, succession planning, executive development and selection processes; recommends to the Board criteria for Board membership; and identifies candidates for election as directors. It also considers candidates recommended by shareholders for election as directors. Any such recommendation should be sent to the corporate secretary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the Corporation's Common Stock beneficially owned by holders of more than five percent of its Common Stock; the directors of the Corporation; the executive officers of the Corporation included in the Summary Compensation Table ("Named Executives") set forth under the caption "Executive Compensation and Other Information" who were employed by the Corporation as of such date; and all directors and executive officers of the Corporation as a group.
--------------------------------------------------------------------------------

                                                             AMOUNT AND NATURE         PERCENT OF
                   NAME AND ADDRESS                            OF BENEFICIAL          COMMON STOCK
                  OF BENEFICIAL OWNER                    OWNERSHIP (1)(2)(3)(4)(5)    OUTSTANDING
--------------------------------------------------------------------------------------------------
T. Rowe Price Associates Inc...........................          4,601,153                7.7%
Investment Advisor(6)
  100 E. Pratt Street
  Baltimore, Maryland 21202
State Farm Mutual Automobile Insurance Company.........          4,543,600                7.6%
and Related Entities(7)
  One State Farm Plaza
  Bloomington, Illinois 61710-0001
Robert B. McDonald(8)..................................            136,939                  *
Robert T. Jeffares(9)..................................            183,058                  *
L. Donald Simpson(10)..................................             32,150                  *
David A. Hall(11)......................................             60,822                  *
Robert L. Hollier(12)..................................             83,820                  *
Evan Bayh..............................................                -0-                  *
William H. Congleton(13)...............................             16,000                  *
John S. Day(14)........................................              4,300                  *
Thomas M. Fulton.......................................              1,000                  *
Martin M. Hale(15).....................................            215,348                  *
Louis E. Lataif........................................              2,000                  *
Richard H. Leet........................................              1,000                  *
Jay D. Proops..........................................              2,000                  *
Directors and executive officers as a group............                                   1.6%

   * Less than 1%
--------------------------------------------------------------------------------
 (1) Information concerning persons known to the Corporation to be beneficial owners of more than five percent of its Common Stock is based upon the most recently available reports furnished by the companies or on Schedule 13G's filed with the Securities and Exchange Commission.

 (2) Information concerning ownership of Common Stock by directors of the Corporation, Named Executives, and directors and executive officers as a group, as of March 1, 1997.

 (3) Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

 (4) In addition to the shares listed in the table as beneficially owned, the following directors have phantom stock units: W. H. Congleton, 3,332; T. M. Fulton, 2,875; M. M. Hale, 2,238; L. E. Lataif, 2,398; R. H. Leet, 2,941;
     and J. D. Proops, 2,163. These stock units do not have any voting rights.

 (5) Ownership of executive officers includes shares of stock options exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year.

 (6) These securities are owned by various individual and institutional investors which T. Rowe Price Associates Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (7) Each of the following State Farm entities has reported sole voting power and sole disposition power and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company reported 3,484,800 shares; State Farm Life Insurance Company has 53,000 shares; State Farm Investment Management Corporation has 462,300 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees reported 543,500 shares. State Farm Life Insurance Company is a wholly owned subsidiary of State Farm Mutual Automobile Insurance Company. State Farm Investment Management Corporation is a wholly owned subsidiary of State Farm Fire and Casualty Company which, in turn, is a wholly owned subsidiary of State Farm Life Insurance Company.

 (8) Includes 7,000 shares through spousal ownership.

 (9) Includes 158 shares held indirectly by Mr. Jeffares in the Corporation's 401(k) Plan, 4,966 shares through spousal ownership, and 400 shares owned by his stepchildren, for which he disclaims beneficial ownership.

(10) Includes 1,216 shares held indirectly by Mr. Simpson through the Corporation's 401(k) and Supplemental Savings Plans and 2,000 shares through spousal ownership.

(11) Includes 400 shares held by Mr. Hall's minor children in Universal Gifts to Minors Trusts in which Mr. Hall disclaims any beneficial ownership and 839 shares held indirectly through the Corporation's 401(k) Plan.

(12) Includes 696 shares held indirectly by Mr. Hollier through the Corporation's Supplemental Savings Plan.

(13) Includes 4,400 shares held indirectly by Mr. Congleton through a trust for Mr. Congleton's grandchildren. Mr. Congleton disclaims beneficial ownership of these shares.

(14) Includes 1,600 shares owned indirectly through spousal ownership.

(15) Includes 190,840 shares held by Mr. Hale as co-trustee and 1,000 shares held by his wife as trustee for his children. Mr. Hale disclaims beneficial ownership of these 191,840 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Corporation's last three years to Robert B. McDonald, who served as chief executive officer and president of the Corporation in 1996, and to each of the Corporation's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                 LONG-TERM
                                                                                COMPENSATION    ALL OTHER
                            ANNUAL-COMPENSATION(1)                                 AWARDS      COMPENSATION
                                                                                 SECURITIES
                                                                  ALL            UNDERLYING
                                     SALARY     BONUS        OTHER ANNUAL       OPTIONS/SARS
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)      COMPENSATION ($)(2)      (#)(3)       ($)(4)(5)
-----------------------------------------------------------------------------------------------------------
Robert B. McDonald.........  1996   $645,192   $165,000                            35,000        $57,160
  President and              1995    608,846    325,000                            57,500          7,961
  Chief Executive Officer    1994    350,900    250,000                            10,000          1,125

Robert T. Jeffares.........  1996    380,000     78,000                            20,000         29,856
  Executive Vice President   1995    376,769    142,000                            19,500          4,523
  and Chief Financial
     Officer                 1994    319,500    115,000                            12,000          1,125

L. Donald Simpson (2)......  1996    303,077     55,000         12,204             12,000         20,538
  Executive Vice President   1995    267,861    146,000                            10,400          1,850
                             1994    228,592     70,000                             4,000          1,125

David A. Hall..............  1996    295,000     55,000                            11,000          2,284
  Group Vice President       1995    292,577     86,000                            13,000          2,457
                             1994    254,115     75,000                            10,000          1,125

Robert L. Hollier (5)......  1996    264,990     38,000                             7,500          8,215
  Vice President             1995    262,500     67,000                             9,750          9,674
                             1994    250,000     52,000                             7,500          8,427

--------------------------------------------------------------------------------

(1) The Corporation has a deferred compensation plan whereby certain named executives can defer salary and bonus payments. For 1996, Mr. Simpson deferred $106,000; Mr. Hall deferred $189,250; and Mr. Hollier deferred $93,499.

(2) Compensation to Mr. Simpson while he was in foreign service for taxes in excess of those that would be incurred in the U.S. None of the executives listed received perquisites or other personal benefits that exceeded the lesser of $50,000, or 10 percent of the salary and bonus for such executive.

(3) Options to acquire shares of Common Stock. There were no restricted stock option grants, and the Corporation does not have a long-term incentive plan
    (LTIP).

(4) Includes two components: a) employer matching contributions under the Corporation's 401(k) and Supplemental Savings Plans and b) actuarially determined value of Corporation-paid premiums on "split-dollar" life insurance. The respective amounts for each of the Named Executives are as follows: Mr. McDonald $10,160, $47,000; Mr. Jeffares, $5,856, $24,000; Mr.
    Simpson, $3,138, $17,400; Mr. Hall, $2,284, $-0-; and Mr. Hollier, $ 2,470,
    $-0-.

(5) As an employee of OSCA Inc., a wholly owned subsidiary of the Corporation, Mr. Hollier does not participate in the Great Lakes Chemical Pension Plan. OSCA employees participate in a defined contribution plan. OSCA contributed $5,745, $7,679 and $7,302 to this plan on behalf of Mr. Hollier in 1996, 1995 and 1994, respectively.

STOCK OPTION PLANS

     The Corporation has two stock option plans which provide for grants of options to key employees. Plan provisions allow grants of incentive stock options, non-qualified stock options or other stock-based awards, with terms not to exceed 10 years, at an option price which is not less than the market value of the Corporation's Common Stock on the date of grant.

OPTION GRANTS DURING 1996 FISCAL YEAR

     The following table provides information related to options granted to the Named Executives during the year 1996:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                              FOR OPTION TERM(3)(4)
------------------------------------------------------------------------------   --------------------------------------
                         NUMBER OF      % OF TOTAL
                         SECURITIES    OPTIONS/SARS
                         UNDERLYING     GRANTED TO    EXERCISE OR
                        OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION
         NAME           GRANTED #(1)       1996        ($/SH)(2)       DATE      0%($)(4)      5%($)          10%($)
------------------------------------------------------------------------------   --------------------------------------
Robert B. McDonald....     35,000          13.4         $71.625      3/04/06        $0        $1,579,331     $3,985,931
Robert T. Jeffares....     20,000           7.7           76.25      2/10/06         0           960,750      2,424,750
L. Donald Simpson.....     12,000           4.6           76.25      2/10/06         0           576,450      1,454,850
David A. Hall.........     11,000           4.2           76.25      2/10/06         0           528,413      1,333,613
Robert L. Hollier.....      7,500           2.9           76.25      2/10/06         0           360,281        909,281
Increase in Market Value to Shareholders(5)..............................................   $3.0 Billion   $7.6 Billion

--------------------------------------------------------------------------------

(1) All options were granted pursuant to the 1993 Employee Stock Compensation Plan and have a term of 10 years. Each Named Executive received only a single grant in 1996. These grants are exercisable in cumulative 33 percent installments commencing no less than one year from date of grant, with full vesting occurring on the third anniversary date or on the retirement of an employee over 62 years of age. For additional information regarding options, see "Employment and Change-of-Control Agreements."
(2) The exercise price may be paid for by remitting cash or already owned shares of the Corporation's Common Stock, or by a combination thereof. The related tax withholding obligations may be paid by remitting cash, already owned shares of the Corporation's Common Stock, or by having the Corporation withhold a portion of the shares deliverable upon exercise, or by a combination thereof.

(3) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the Corporation's Common Stock over the terms of the options. This calculation does not take into account that any shortfall between the current stock price and the option exercise price will have to be made up before any value can be realized.

(4) Without an appreciation in stock price, the optionees will not realize any gain. A zero percent increase in stock price would result in zero dollars for the optionee.

(5) Calculated by using a Common Stock price of $74.25 and the average shares outstanding for February 1996, assuming five and 10 percent compounded growth rates, the increase in market value to common shareholders is shown for comparative purposes only. It is not a prediction of future stock performance.

OPTION EXERCISES IN FISCAL YEAR 1996 AND VALUE OF OPTIONS AT DECEMBER 31, 1996

     The following table provides information related to options exercised by the Named Executives during the 1996 fiscal year and the number and value of options held at the fiscal year end. The Corporation does not have any stock appreciation rights.

OPTION EXERCISES IN FISCAL YEAR 1996 AND VALUE OF OPTIONS AT END OF FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARE                            DECEMBER 31, 1996 (#)       DECEMBER 31, 1996 ($)(1)
                          ACQUIRED ON         VALUE        ---------------------------   ---------------------------
NAME                      EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Robert B. McDonald......     --              --               82,794         76,666       $  812,206       $--
Robert T. Jeffares......     16,000          900,000         115,500         37,000        2,111,500        --
L. Donald Simpson.......     --              --               20,134         20,266           --            --
David A. Hall...........     --              --               46,437         22,999          243,930        --
Robert L. Hollier.......      4,000          269,500          64,250         16,500          914,250        --

--------------------------------------------------------------------------------

(1) Value based on market value of the Corporation's Common Stock at date of exercise or end of fiscal year minus the exercise price multiplied by the number of shares to which the exercise relates.

PENSION PLAN

     The Corporation has a noncontributory defined benefit pension plan ("Pension Plan") covering substantially all U.S. employees. The Corporation also has non-qualified Supplemental Retirement Plans ("SERPs"). These SERPs provide for benefits which, except for the application of the limits of Section 415 and
Section 401(a)(17) of the Internal Revenue Code, would have been payable to executives under the Pension Plan, and gives an executive approximately the same retirement benefits he would have received had he been with the Corporation 35 years at the time of his retirement. The retirement benefits of the Named Executives are computed using the average of the compensation for the highest three consecutive years. Payments under the SERPs will be paid by the Corporation out of its general assets. The table below shows the estimated annual straight life annuity benefits payable to participants of both the defined benefit plan and the SERPs upon retirement at age 65. The benefits indicated in the table reflect a reduction for Social Security benefits, as provided in the plan benefit formula.

     The following table shows the estimated annual benefits payable upon normal retirement under the Pension Plan as augmented by SERPs.

-------------------------------------------------------------------------------------------------
                                                                ESTIMATED ANNUAL BENEFITS
                                                               NUMBER OF YEARS OF SERVICE
                                                        -----------------------------------------
ANNUAL COMPENSATION                                        15         20         25         30
-------------------------------------------------------------------------------------------------
$ 200,000.............................................  $ 46,643   $ 62,190   $ 77,738   $ 93,286
   300,000............................................    71,393     95,190    118,988    142,786
   400,000............................................    96,143    128,190    160,238    192,286
   500,000............................................   120,893    161,190    201,488    241,786
   600,000............................................   145,643    194,190    242,738    291,286
   700,000............................................   170,393    227,190    283,988    340,786
   800,000............................................   195,143    260,190    325,238    390,286
   900,000............................................   219,893    293,190    366,488    439,786
 1,000,000............................................   244,643    326,190    407,738    489,286
-------------------------------------------------------------------------------------------------

     Annual compensation covered by the Pension Plan is defined as gross pay, which is essentially identical to the total salary and bonus compensation reported for the Named Executives as shown in the Summary Compensation Table. Credited years of service under the plans as of December 31, 1996, were: Mr. McDonald, 28; Mr. Jeffares, 13; Mr. Simpson, 5; and Mr. Hall 13. Mr. Hollier is not a participant in the Corporation's Pension Plan.

SAVINGS PLANS

     Substantially all U.S. employees of the Corporation are eligible to participate in the Great Lakes Savings Plan [401(k)] (the "Plan") beginning the first of the quarter following the completion of one year of employment. Employees may elect to contribute up to 15 percent of their pay into the Plan, subject to certain limits prescribed by Section 402(g) of the Internal Revenue Code. The Corporation makes a matching contribution of $.50 for each dollar of an employee's contribution up to the first two percent of pay. Employees determine how their salary deferrals and matching contributions are invested by selecting from several investment alternatives, including the Corporation's Common Stock. All deferrals and contributions are recorded in individual accounts and held in trust.

     A non-qualified Supplemental Savings Plan provides participants with benefits which, except for the limitations of OBRA '93, they would have received under the Great Lakes Savings Plan, as amended. Payments under this supplemental plan are paid by the Corporation out of its general assets.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

     The Corporation recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Corporation and its shareholders. In order to ensure management stability and the continuity of key management personnel, the Corporation has entered into Change-in-Control Agreements with each of the Named Executives and with certain other executives of the Corporation.

     The material terms and conditions of the Change-in-Control Agreements provide that if, following a change in control of the Corporation (as defined in that agreement), the Corporation or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his employment with the Corporation for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of (i) his annual salary at time of termination or time of change in control, whichever is higher, and (ii) the highest annual bonus paid or awarded to him in the year in which such termination occurs or the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive will become vested and immediately exercisable, and the executive can receive the cash value of any or all such options that exceed the exercise price thereof. An additional payment may also be made by the Corporation to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Corporation will also continue the participation of such executive in the Corporation's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These Change-In-Control Agreements may be terminated by the Corporation at any time except in the event there is a change in control of the Corporation.

     The Corporation has a Severance Plan ("Plan") for the Named Executives and certain other employees (the "Executives"). In order to receive any payments or benefits under the Plan, an Executive is required to sign an Agreement and Release Form which prohibits the disclosure of confidential information and any engagement in certain competitive activities for a specified period of time after termination of employment. The Plan provides that in the event of a covered termination of employment (which includes, among other things, termination of employment other than for cause, as defined in the Plan), the Executive will receive (a) payments equal to the Executive's then annual salary ("Severance Payments") and (b) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 18 months. The Executive will also receive one additional week of Severance Payments and Benefits for each year of service. The Plan also provides for certain outplacement services. All Severance Payments and Benefits will terminate at the time any such Executive obtains new employment. In the event of death, any remaining Severance Payments will be paid to the Executive's estate and, if applicable, Benefits will be payable to the Executive's dependents. If compensation becomes due under any eligible Executive's Change-in-Control Agreement, no Severance Payments, Benefits or outplacement services will be provided under this Plan.

SPLIT-DOLLAR LIFE INSURANCE

     A split-dollar life insurance arrangement ("Arrangement") was approved by the Board as an alternative to increasing the existing group life insurance for key executives, which was found to be uncompetitive with the life insurance benefits provided to executives in the Corporation's peer group. An agreement was entered into with each executive who elected to participate to purchase split-dollar life insurance at a minimal cost to the executive and with complete cost recovery to the Corporation. This Arrangement provides pre-retirement life insurance to the designated individuals on the basis of three times salary for the chief executive officer and two times salary for the other participants. In addition, each participating executive will receive post-retirement life insurance equal to one times salary at retirement, decreasing by 10 percent per year until the end of the fifth post-retirement year. Life insurance equal to the remaining 50 percent of salary will be provided each year thereafter. The Corporation retains a collateral assignment of the cash value in each of the policies. Upon the death of an insured executive, the Corporation will receive all proceeds of the insured's policy in excess of the stated death benefit, which amount will be not less than the premiums paid for the policy, plus a return to the Corporation of four percent of the premiums paid. If a policy is surrendered, which cannot occur before the earlier of the insured's 65th birthday or termination of employment from the Corporation, the Corporation will recover either the cash surrender value or the premiums paid for that policy accumulated at four percent interest.

               REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Incentive Committee (the "Committee") of the Board, comprised of five independent nonemployee directors, is responsible for establishing executive compensation programs designed to attract and retain performance-oriented key executives committed to the long-term success of the Corporation and to the enhancement of shareholder value. The Corporation's executive compensation program provides a strong link between executive and shareholder interests while recognizing individual contributions as well as overall financial results. The Committee meets periodically with compensation consultants.

     The Committee approves all compensation programs, including the setting of annual performance goals, target guidelines and award levels. In conjunction with the full Board, the Committee reviews corporate and individual performance, administers and grants awards under all executive compensation plans, and ensures that compensation levels are externally competitive and internally equitable. It is also responsible for determining the overall compensation of the chief executive officer and other key executives.

     The Committee conducts a full review of the Corporation's executive compensation program each year. This includes a review of various external compensation surveys of similarly sized industrial companies, as well as a comprehensive evaluation of the executive compensation practices of a benchmark group of peer chemical companies.

COMPENSATION COMPONENTS

     Corporate and individual performances are recognized through both short-and long-term incentive compensation plans designed to align and satisfy the interests of executives and shareholders. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; annual incentive compensation awards in the form of cash bonuses, which reflect both corporate and individual performance; and long-term incentive compensation in the form of stock options, which create value for the executive only if the price of the Corporation's stock appreciates. The latter two components provide at-risk compensation which is linked directly to financial results and shareholder returns. The Committee considers all elements of compensation when determining an individual's total compensation.

SHORT-TERM INCENTIVE COMPENSATION

     Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, reviews the base salaries of other corporate officers. However, the Committee makes the final compensation decisions concerning such officers. The median and 75th percentile levels of the executive market as assessed by external surveys are used as criteria in determining base salary. The level and scope of responsibility, experience, and corporate and business unit performances, as well as individual performance, are also key criteria in base salary determination.

     A Management Incentive Compensation Plan provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees who have a broad impact on performance. The awards granted in 1996 were based on corporate pre-tax earnings per share, business unit pre-tax earnings, return on assets and individual achievement.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation is comprised of annual grants of stock options which are designed to encourage key employees to remain with the Corporation by providing them with a long-term interest in the Corporation's overall performance and to motivate them to maximize long-term shareholder value. Stock options are generally granted annually and cannot be exercised for at least one year from the date of grant. Options expire after 10 years.

     A Stock Option Grant Guideline provides clear and consistent guidance for the granting of stock options, participation eligibility and administration of the program. Stock option awards are based on corporate and individual performance and the degree of impact which the Committee feels the individual can have on future performance. The Grant Guideline was developed based on competitive surveys. The Committee does not take into consideration options already outstanding in determining the number of stock options granted to a particular employee in any year.

CHIEF EXECUTIVE COMPENSATION

     Consistent with all other executive officers, the chief executive's compensation was based on a combination of corporate and individual performance. Mr. McDonald's compensation includes base salary, incentive compensation and stock options.

     In 1996, Mr. McDonald's base compensation was increased to $650,000 reflecting both the Corporation's record operating results in 1995 and the challenge of leadership he has assumed as chief executive officer. Mr. McDonald's bonus of $165,000, granted on February 10, 1997, was substantially below that of the prior year. An option to purchase 35,000 shares of the Corporation's Common Stock was granted to Mr. McDonald on March 5, 1996, based on the 1996 Stock Option Grant Guidelines. This option was granted at an exercise price equal to the fair market value of the Common Stock on the date of grant and has a term of 10 years with a three-year vesting period.

     The Committee considered the effect the Revenue Reconciliation Act of 1993 had on executive compensation. Neither the chief executive officer nor any of the Corporation's other officers received covered compensation in excess of $1 million in 1996. The Committee will continue to review the deductibility of the Corporation's compensation program on a year-by-year basis.

SUMMARY

     With a significant portion of the Corporation's executive compensation linked directly to individual and corporate performance and stock price appreciation over the long term, the above programs closely align the long-term interests of management with those of the shareholders. While recognizing that fluctuations of the business cycle may negatively impact financial performance from time to time, the Committee believes that the strong leadership provided by the Corporation's senior executives and the infrastructure that they have put in place has positioned the Corporation to capitalize on the opportunities that lie ahead.

     This report is submitted by the members of the Compensation and Incentive Committee, none of whom is or has been a former employee of the Corporation.

                                          Compensation and Incentive Committee
                                          --------------------------------------
                                          John S. Day
                                          Thomas M. Fulton
                                          Louis E. Lataif
                                          Richard H. Leet
                                          Jay D. Proops

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return to shareholders on the Common Stock of the Corporation for the last five years to the cumulative total return on the S&P 500 Composite and S&P Specialty Chemical Indices over the same period.

            GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

                                   [GRAPH]

        MEASUREMENT PERIOD               S&P 500         S&P CHEMICALS       GREAT LAKES
      (FISCAL YEAR COVERED)          COMPOSITE INDEX   (SPECIALTY) INDEX      CHEMICAL
                                                                             CORPORATION
                                                                                (GLK)
12/91                                             100                100                100
12/92                                             108                106                122
12/93                                             118                121                132
12/94                                             120                105                101
12/95                                             165                139                129
12/96                                             203                142                 84
                                                                                GREAT LAKES
                                                             VALUE OF $100
                                                            INVESTMENT MADE
                                                          DECEMBER 31, 1991**
                                            -----------------------------------------------
                                              S&P 500                              CHEMICAL
                                              COMPOS-      S&P CHEMICALS           CORPORA-
                                            ITE INDEX  (SPECIALTY) INDEX         TION (GLK)
12/31/91                                       100.00             100.00             100.00
12/31/92                                       107.62             105.94             121.68
12/31/93                                       118.46             120.79             131.75
12/31/94                                       120.03             105.45             101.29
12/31/95                                       165.13             138.60             128.81
12/31/96                                       203.05             142.16              84.48

** Year-end Total Return to Shareholders with dividends reinvested and no purchase commissions.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and officers, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of the Forms 3,4 and 5, furnished to the Corporation, and written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that during the fiscal 1996 year all filing requirements applicable to its officers and directors were met.

                    INFORMATION RESPECTING THE CORPORATION'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accountants of the Corporation, selected by the Board for 1997, are Ernst & Young LLP, Indianapolis, Indiana. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     The Corporation anticipates holding its 1998 Annual Meeting of Shareholders on Thursday, May 7, 1998.

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 Annual Meeting of Shareholders must present such proposal to the secretary of the Corporation at its principal office in West Lafayette, Indiana, not later than November 28, 1997, in order for the proposal to be considered for inclusion in the Corporation's proxy statement.

     Shareholder proposals or director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set forth in the Bylaws of the Corporation in order to be properly brought before that Annual Meeting of Shareholders.

                                 OTHER MATTERS

     As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

     The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Corporation. Solicitations may be made by officers and regular employees of the Corporation, without additional compensation, by use of the mails, telephone, facsimile or personal calls.

                                            By order of the Board of Directors,

                                            MARY P. MCCLANAHAN
                                            Secretary
March 28, 1997

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

PROXY                                                                     PROXY
1997                                                                      1997

                       GREAT LAKES CHEMICAL CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints ROBERT B. MCDONALD, ROBERT T. JEFFARES, AND MARY P. MCCLANAHAN, an each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Shareholders to be held on Thursday, May 1, 1997, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

     THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED,
      IT WILL BE VOTED FOR THE ELECTION OF ALL THREE DIRECTOR NOMINEES.

                         ELIMINATE DUPLICATE MAILINGS

        SEC rules require the Corporation to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Corporation to discontinue mailings of multiple annual reports. To do so, mark the appropriate box (see over) on each proxy card for which you do not wish to receive an annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.
[]
Mark here for address change

________________________________
New Address
________________________________
                                             (PLEASE SIGN ON THE REVERSE SIDE)
________________________________




                       GREAT LAKES CHEMICAL CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


The board recommends a VOTE FOR ITEM 1.

                                    For  Withhold
                                    All     All    Except
1.  Election of Director Nominees:  / /     / /     / /       _________________
    Martin M. Hale, Richard H.                                Nominee Exception
    Leet and Jay D. Proops.

2.  In their discretion, the                      Please check here to
    Proxies are authorized to vote                discontinue the annual   / /
    upon any other matter which                   report mailing for this
    may properly come before the                  account.
    meeting.

                                                                         , 1997
                                                  _____________________________
                                                  Signature        Date

                                                                         , 1997
                                                  _____________________________
                                                  Signature        Date


                                                  Please sign exactly as your
                                                  name appears.  Joint owners
                                                  should each sign personally.
                                                  Where applicable, indicate
                                                  your official position or
                                                  representation capacity.

SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.